As filed with the Securities and Exchange Commission on August 20, 1997
                                                      Registration No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          MERCHANTS CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


                   Mississippi                          64-0655603
         (State or other jurisdiction of   (IRS Employer Identification Number)
         incorporation or organization)


                                820 South Street
                          Vicksburg, Mississippi 39180
                               (601) 636-3752
             (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

        MERCHANTS CAPITAL CORPORATION AND MERCHANTS BANK INCENTIVE STOCK
                               OPTION PLAN OF 1997
                              (Full Title of Plan)

                             Mr. Howell N. Gage, Jr.
                              Chairman of the Board
                                 Merchants Bank
                               Post Office Box 871
                               Vicksburg, MS 39180
                                 (601) 636-3752
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy To:
                              Carl J. Chaney, Esq.
                         Watkins Ludlam & Stennis, P.A.
                               Post Office Box 427
                             Jackson, MS 39205-0427
                                 (601) 949-4974


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

         In accordance with the terms of the Merchants Capital Corporation and Merchants Bank Incentive Plan of 1997.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.




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                         CALCULATION OF REGISTRATION FEE

  Title of each     Amount    Proposed maximum Proposed maximum    Amount of
class of securities  to be     offering price     aggregate       registration
to be registered  registered(1)   per unit(2)  offering price(2)      fee
  Common Stock       25,000        $35.00          $875,000         $265.15

(1) In the event of a stock split, stock dividend or similar transaction involving Common Stock of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last sales prices per share of the Common Stock on December 9, 1996.

                                                      PART I.

                              INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         The information called for in Part I of Form S-8 is included in a Prospectus dated July 25, 1997, to be distributed to persons who are granted awards under the plan. This information is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission.

                                                     PART II.

                             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by the Merchants Capital Corporation (the "Company") (file no. 0-10898) with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein and made a part hereof pursuant to the Securities Exchange Act of 1934 ("Exchange Act"):

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (File Number 0-10898)(including portions of the Company's Proxy Statement for the 1997 annual meeting of shareholders stated therein to be incorporated therein by reference);

         2. The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997 (File Number 0-10898).

         3. All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

         The Company hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this registration statement relates, upon the written



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or oral request of any such person,  a copy of the  Company's  Annual  Report to
Stockholders for its last fiscal year and a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are incorporated by reference). The Company hereby further undertakes to deliver or cause to be delivered to all participants in the Plan who do not otherwise receive such material, copies of all reports, proxy statements and other communications distributed by the Company to its stockholders generally, no later than the time such materials are first sent to its stockholders.

Item 4.  Description of Securities.


Authorized and Outstanding Capital Stock

         The amended and restated Articles of Incorporation (the "Articles") of the Company authorize the issuance of 1,000,000 shares of Common Stock, par value $5.00 per share. On February 28, 1997, there were 707,516 shares of Common Stock issued and outstanding (the "Common Stock").

Voting Rights

         The holders of the Company's Common Stock are entitled to one vote upon each matter submitted to a vote at a meeting of shareholders for each share of Common Stock held.

Cumulative Voting

         Holders of Common Stock have cumulative voting rights in the election of directors. the Company's Bylaws provide that in the election of directors, each shareholder entitled to vote has the right to vote in person or by proxy the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates.

Dividend Rights

         The holders of Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor. Substantially all of the funds available to the Company for payment of dividends on the Common Stock are derived from dividends paid by the Company's wholly-owned subsidiary, Merchants Bank. The payment of the dividends by the Company is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provision, no distribution may be made if, after giving it effect (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the



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Company  were to be dissolved  at the time of the  distribution,  to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

         Additionally, the Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.


Preemptive Rights

         The shareholders of the Company shall have no preemptive right to acquire unissued or treasury shares of the corporation, or obligations of the Company convertible into such shares.

Fully Paid and Nonassessable

         The shares of Common Stock presently outstanding are, and those shares of Common Stock to be issued in connection with the Plan will be when issued, fully paid and nonassessable.
Such shares do not have any redemption provisions.

Liquidation Rights

         In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Limitation of Liability of Directors

         The Articles provide that a director shall not be liable to the Company or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an international infliction of harm on the Company or its shareholders; (iii) a violation of Mississippi Code Annotated 79-4-8.33 (1972), as amended; or (iv) an intentional violation of criminal law.

Indemnification of Directors, Officers and Employees

         The Company's Articles and Bylaws provide for indemnification by the Company of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement in connection with a proceeding including reasonable expenses (attorney's fees) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time



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and also provide for  indemnification  against liability to the Company,  and/or liability for any other reason, provided that such person's conduct did not constitute gross negligence or wilful misconduct as determined by a board of directors or committee designated by the board, by special legal counsel, by shareholders or by a court.

         The Articles also provide for advances to persons for reasonable expenses if the person furnishes a written undertaking to repay the advance if these actions are adjudged to be grossly negligent or willful misconduct and a determination is made that the facts known would not preclude indemnification.

         Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors. officers or persons controlling the Company pursuant to a foregoing provision, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

          The registered transfer agent and registrar for the Common Stock is Merchants Bank, Vicksburg, Mississippi.


Item 5.  Interests of Named Experts and Counsel.

         The legality of the shares offered hereby has been passed upon by the law firm of Watkins Ludlam & Stennis, P.A., Jackson, Mississippi.

Item 6.  Indemnification of Directors and Officers.

         Miss. Code Ann. ss. 79-4-8.50 et seq. provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and that he reasonably believed that conduct in his official capacity with the corporation was in the corporation's best interests and that in other cases, his conduct was not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

         The indemnification provisions of Miss. Code Ann. ss. 79-4-8.50 et seq. are not exclusive; a corporation may indemnify any person who is adjudged liable to the corporation in an action by or in the right of the corporation if such person's acts are found to not be gross negligence or wilful misconduct (further indemnification is permissible with court approval). A corporation may not indemnify any person who is adjudged liable on the basis that a personal benefit was improperly received by him. A corporation has the power to obtain and maintain insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         The Company's Articles of Incorporation and Bylaws provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of the Company to the full extent permitted by Mississippi Business Corporation Act in effect from time to time and also provides for indemnification for certain actions upon the determination by certain determining bodies that the person's acts or omissions did not constitute gross negligence or willful misconduct. Also, a director shall not be liable to the Company or its shareholders for money damages for any action taken, or any failure to take action, as a director, except liability for, (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Company or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33
(1972), as amended; or (iv) an intentional violation of criminal law.

         The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         3.1      Amended and Restated Articles of Incorporation dated March
                  21, 1992.

         3.2      Amended  and  Restated  Bylaws  dated July 11,  1992 (filed as
                  Exhibit 22 to the Company's Form 10-KSB (Commission File Number 0-10898) for the fiscal year ended December 31, 1994)

           5      Opinion of Watkins Ludlam & Stennis, P.A.

        23.1      Consent of May and Company

        23.2      Consent of Watkins Ludlam & Stennis, P.A. (contained in
                  Exhibit 5)

          24 Power of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings.

         The Company hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, however, that paragraphs (a)(i) and (a)(ii)
                  do not apply if the Registration Statement is on Form 3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company and subsidiary companies pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vicksburg, State of Mississippi, on the 20th day of August, 1997.

                          Merchants Capital Corporation



                           By:/s/ Howell N. Gage, Jr.
                              -------------------------------------
                               Howell N. Gage, Jr.
                               Chairman and Chief Executive Officer



                                                 POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Howell N. Gage, Jr., and each or either of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done be virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


 Signature                      Title                              Date

/s/ Howell N. Gage, Jr.    Chairman and Chief                   August 20, 1997
-----------------------
Howell N. Gage, Jr.        Executive Officer

/s/ Joel H. Horton          President and Chief                 August 20, 1997
----------------------
Joel H. Horton              Operating Officer


/s/ James R. Wilkerson      Secretary                           August 20, 1997
----------------------
James R. Wilkerson


/s/ J.E. Blackburn, Jr.     Director                            August 20, 1997
-----------------------
J.E. Blackburn, Jr.


/s/ Rodney E. Bounds        Director                            August 20, 1997
---------------------
Rodney E. Bounds


/s/ Michael J. Chaney       Director                            August 20, 1997
---------------------
Michael J. Chaney


/s/Howell N. Gage, Jr.      Director                            August 20, 1997
---------------------
Howell N. Gage, Jr.


/s/Dr. W.B. Hopson, Jr.     Director                            August 20, 1997
Dr. W.B. Hopson, Jr.


/s/ Joel H. Horton          Director                            August 20, 1997
-------------------
Joel H. Horton


/s/ C. Hays Latham          Director                            August 20, 1997
------------------
C. Hays Latham


/s/ Martin S. Lewis         Director                            August 20, 1997
-------------------
Martin S. Lewis


/s/ Robert P. McConnell     Director                            August 20, 1997
-----------------------
Robert P. McConnell


/s/ Fred G. Peyton          Director                            August 20, 1997
---------------------
Fred G. Peyton

/s/ Robert E. Pickett       Director                            August 20, 1997
---------------------
Robert E. Pickett


/s/ Landman Teller, Jr.     Director                            August 20, 1997
-----------------------
Landman Teller, Jr.


/s/ Ernest G. Thomas        Director                            August 20, 1997
----------------------
Ernest G. Thomas


/s/ R.C. Wilkerson, Jr.     Director                            August 20, 1997
-----------------------
R.C. Wilkerson, Jr.


/s/ James R. Wilkerson, Jr.  Director                           August 20, 1997
---------------------------
James R. Wilkerson, Jr.

                                                   EXHIBIT INDEX


Number                                          Item Description

   3.1            Amended and Restated Articles of Incorporation dated April
                  21, 1992.

   3.2            Amended and Restated Bylaws dated July 11, 1992 (filed as
                  Exhibit 22 to the Company's Form 10-KSB (Commission File Number 0-10898) for the fiscal year ended December 31, 1994).

   5 Opinion of counsel as to the legality of the securities being registered.

   23.1           Consent of May and Company.

   23.2           Consent of counsel (included in Exhibit 5).

   24 Power of Attorney (included on the Signature Page attached hereto).





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